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                                                                      Exhibit 12


                              UNISYS CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                ($ in millions)


                                            Years Ended December 31
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                                      1994     1993    1992      1991     1990
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
Income (loss) before income taxes   $ 153.2 $  503.4 $ 435.6 $(1,288.3) $(337.3)
Add (deduct) share of loss (income)
  of associated companies              16.6     14.5     3.2  (    6.5)   (51.8)
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   Subtotal                           169.8    517.9   438.8  (1,294.8)  (389.1)
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Interest expense (net of interest
  capitalized)                        203.7    241.7   340.6     407.6    446.7
Amortization of debt issuance
  expenses                              6.2      6.6     4.8       1.8      1.5
Portion of rental expense
  representative  of interest          70.1     76.0    84.3      86.4     82.5
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   Total Fixed Charges                280.0    324.3   429.7     495.8    530.7
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Earnings (loss) before income
  taxes and fixed charges          $  449.8  $ 842.2   868.5 $(  799.0)  $141.6
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Ratio of earnings to
  fixed charges                        1.61     2.60    2.02      (a)       (a)
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
(a) Earnings in 1991 and 1990 were inadequate to cover fixed charges by $1,294.8 million and $389.1 million, respectively.